UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant   ☐                             Filed by a Party other than the Registrant   ☒

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional materials

☐	Soliciting Material Pursuant to § 240.14a-12

Ritchie Bros. Auctioneers Incorporated

(Name of Registrant as Specified in Its Charter)

Luxor Capital Group, LP

LCG Holdings, LLC

Lugard Road Capital GP, LLC

Luxor Capital Partners Offshore Master Fund, LP

Luxor Capital Partners Long Offshore Master Fund, LP

Lugard Road Capital Master Fund, LP

Luxor Capital Partners, LP

Luxor Management, LLC

Christian Leone

Jonathan Green

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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On March 10, 2023, Luxor Capital Group, LP and certain affiliates issued the following press release:

LUXOR COMMENTS ON PRELIMINARY RITCHIE BROS MERGER VOTE

Preliminary results show that ~46% of RBA votes cast AGAINST merger with IAA

Luxor thanks Ritchie Bros. shareholders for acting as engaged fellow owners

NEW YORK, March 10, 2023 -- Luxor Capital Group, LP (“Luxor”), as the manager of funds owning 4.7 million shares of Ritchie Bros. Auctioneers Incorporated (NYSE: RBA) (TSX: RBA) (“RBA” or the “Company”), representing approximately 4.2% of the Company’s outstanding shares, today announced that preliminary results, as of the proxy deadline and tabulated by Luxor’s proxy solicitor, show that approximately 43 million shares or 46% of votes cast, voted to defeat the proposed merger with IAA, Inc. (NYSE: IAA) (the “IAA Merger”), in connection with the March 14, 2023 special meeting of shareholders.

"Despite our best efforts on behalf of all shareholders, and our disappointment in the outcome, we wish the Company well with its integration of IAA. Luxor would like to thank Ritchie Bros. shareholders for supporting our fact-based campaign, and exercising their responsibilities as engaged fellow owners. We would also like to thank both ISS and Glass Lewis for their comprehensive analysis.” said Doug Snyder, President of Luxor.

About Luxor Capital Group, LP:

Luxor Capital Group, LP is a multi-billion-dollar investment manager, which was founded in 2002 and is based in New York. It makes investments through its fundamental, long-term oriented investment process. The firm has an extensive history of investing in global marketplaces businesses.

Luxor Capital Group, LP, LCG Holdings, LLC, Lugard Road Capital GP, LLC, Luxor Capital Partners Offshore Master Fund, LP, Luxor Capital Partners Long Offshore Master Fund, LP, Luxor Capital Partners, LP, Lugard Road Capital Master Fund, LP, Luxor Management, LLC, Christian Leone, and Jonathan Green (collectively, the “Participants”) have filed a definitive proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies in connection with a special meeting (the “Special Meeting”) of the shareholders of Ritchie Bros. Auctioneers Incorporated, a company organized under the federal laws of Canada (the “Company”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying GREEN proxy card will be furnished to some or all of the Company’s shareholders and will be, along with other relevant documents, available at no charge from the Participants’ proxy solicitors, Okapi Partners LLC by phone at (877) 629-6356 (Toll Free) or by email to info@okapipartners.com, or to Shorecrest Group by phone at (888) 637-5789 (Toll Free) or by email at contact@shorecrestgroup.com. Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by the Participants with the SEC on February 13, 2023. This document is available free of charge on the SEC website.

Contacts:

Investor Contacts

Douglas Friedman
Luxor Capital Group, LP
RBA@luxorcap.com

Mark Harnett & Bruce Goldfarb
Okapi Partners LLC
(212) 297-0720
Info@okapipartners.com

Media

Dan Gagnier & Riyaz Lalani
Gagnier Communications
(646) 342-8087
luxor@gagnierfc.com